EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Map of Store Locations Available

Media Contacts:
Kirsten Forsberg	Ron Farnsworth
LANE PR	Umpqua Holdings Corporation
503-546-7897	503-727-4108
kirsten@lanepr.com	ronfarnsworth@umpquabank.com

Lani Hayward
Umpqua Holdings Corporation
503-727-4132
lanihayward@umpquabank.com

UMPQUA BANK ASSUMES
INSURED NON BROKERED DEPOSITS OF BANK OF CLARK
COUNTY FROM FDIC

Umpqua Puts Resources into Place for Bank of Clark County Customers and Employees

PORTLAND, Ore., Jan. 20, 2008 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York Inc., announced that Umpqua Bank will provide banking services to former Bank of Clark County deposit customers. On Jan. 16, 2009, Bank of Clark County, in Vancouver, WA was closed by the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC) was named Receiver. To protect the depositors, the FDIC entered into a purchase and assumption agreement with Umpqua Bank to assume the insured non brokered deposits of the Bank of Clark County.

Umpqua Bank has worked closely with the former Bank of Clark County employees to ensure customers will be able to conduct business as usual, receiving full access to their insured deposits, ATM/Debit cards, internet banking, bill pay service and other electronic banking services.

Umpqua Bank Assumes Deposits of Bank of Clark County
January 20, 2009

“As you can imagine, we are disappointed to see a community bank in our region fail,” said Ray Davis, chief executive officer of Umpqua Holdings Corporation. “Umpqua is a financially sound community bank with an established presence in Portland and Vancouver, and I’m pleased we are positioned to assist by taking over the insured deposits and the day-to-day operations of Bank of Clark County. We are committed to making this transition a smooth one for Bank of Clark County customers and employees, and we welcome them to Umpqua Bank.”

To help customers with the transition, both Umpqua Bank and FDIC representatives will be on-site at the two former Bank of Clark County locations the week of Jan. 20 to address customer needs.

Under an agreement with the FDIC, Umpqua is assuming approximately $186 million dollars in deposits, at no premium. The deal will increase Umpqua’s assets to approximately $8.8 billion, and deposits to approximately $6.8 billion. The FDIC will pay all operating costs of the former Bank of Clark County for 90 days and Umpqua has agreed to pay a servicing fee on assumed deposit accounts for that same period.

Both former Bank of Clark County branches will begin operating under the Umpqua Bank name today. The Bank of Clark County branches, located at 1400 Washington Street, Suite 200 in downtown Vancouver and 16409 SE 1st St., will be added to Umpqua Bank’s network of 148 Northern California, Oregon and Washington locations.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 150 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Banks Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.